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                                                                   Exhibit 16.1





                                October 23, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:

Re:  First Virtual Corporation

     We have read the Change of Accountants section in the Prospectus constituting part of this Registration Statement on Form S-1 dated October 23, 1997 and are in agreement with the statements contained therein relating to KPMG Peat Marwick LLP, except that we are not in a position to agree or disagree with the registrant's statement that the resignation of KPMG Peat Marwick LLP was approved by the Company's Board of Directors.

                                      Yours very truly,

                                      /s/ KPMG PEAT MARWICK LLP
                                      -----------------------------
                                      KPMG Peat Marwick LLP